                                                                 EXHIBIT 16.(b).

                   STATE STREET MASTER FUNDS (THE "TRUST")

                                CODE OF ETHICS


I.      DEFINITIONS

        1. "Access Person" shall have the same meaning as that set forth in Rule 17j-1(a)(1) of the 1940 Act.

        2.     "Adviser" shall mean State Street Bank and Trust Company.

        3. "Adviser Access Person" shall mean a director, officer or advisory person, as defined in Rule 17j-1(a)(2), of the Adviser who, with respect to the Trust, makes any recommendation, participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to the Trust; or who, in connection with his or her duties, obtains any information concerning securities recommendations being made by the Adviser to the Trust.

        4. "Adviser's Code of Ethics" shall mean the Code of Ethics of State Street Bank and Trust Company with respect to personal securities transactions.

        5. "Beneficial Ownership" shall be interpreted in the manner as it would be in determining whether a person is subject to the provisions of
Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        6. A Security is being "considered for purchase or sale" by a Fund when a recommendation that such Fund purchase or sell the Security has been made by the Adviser or an Access Person of the Adviser or Trust. "Code" shall mean this Code of Ethics.

        7.     "Control" shall have the same meaning as that set forth in
Section 2(a)(9) of the 1940 Act. Generally it means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

        8. "Compliance Officer" shall mean (i) with respect to the Adviser, a person designated by the Adviser to receive reports and take certain actions, as provided in the Adviser's Code of Ethics, and (ii) with respect to the Trust, a person designated by the Trust to receive reports and take certain actions, as provided in this Code of Ethics.

        9. "Fund" or "Funds" shall mean such portfolio or series of the Trust.

        10.    "Interested Person" shall have the meaning as considered in
Section 2(a)(19) of the 1940 Act.

        11. "Independent Trustee" shall mean any Trustee of the Trust who is not an Interested Person of the Trust.

        12. An "Initial Public Offering" means an offering registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

        13. "Investment Company Access Person" shall mean a trustee, officer or advisory person, as defined in Rule 17j-1(a)(2), of the Trust other than an Independent Trustee or an Adviser Access Person.

        14.    "Investment Personnel" of the Trust or the Adviser shall mean
(a) any employee of the Trust or the Adviser (or of any company in a control relationship to the Trust or the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust; and (b) any natural person who controls the Trust or the Adviser and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

        15. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

        16. "Purchase" or "sale" of a security includes, among other things, the writing of an option to purchase or sell a security.

        17.    "Security" shall have the same meanings as that set forth in
Section 2(a)(36) of the 1940 Act (generally, all securities) except that it shall not include securities issued by the Government of the United States or an agency or instrumentality thereof (including all short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the 1940 Act), bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

        18.    "Trust" means the State Street Master Funds.

II.     CODE PROVISIONS APPLICABLE TO ALL ACCESS PERSONS

        No Access Person of the Trust, in connection with the purchase or sale, directly or indirectly, by such Access Person of a Security held or to be acquired by the Trust, shall:

        1.     employ any device, scheme or artifice to defraud the Trust;

        2. make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

        3. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or

        4.     engage in any manipulative practice with respect to the Trust.

III.    CODE PROVISIONS APPLICABLE ONLY TO ADVISER ACCESS PERSONS

        1. Code of Ethics. The provisions of the Adviser's Code of Ethics are hereby adopted as the Code of Ethics of the Trust applicable to Adviser Access Persons. A violation of the Adviser's Code of Ethics by any Adviser Access Person shall also constitute a violation of this Code of Ethics.

        2. Reports. Adviser Access Persons shall file the reports required by the Adviser's Code of Ethics. Such filings shall be deemed to be filings with the Trust under this Code of Ethics, and shall at all times be available to the Trust.

        3. Review and Sanctions. At periodic intervals established by the Trustees of the Trust, but no less frequently than annually, the Compliance Officer of the Adviser shall report to the Board of Trustees of the Trust all material violations by Adviser Access Persons of the Adviser's Code of Ethics during such period and the corrective action taken by the Adviser.

IV.     CODE PROVISIONS APPLICABLE ONLY TO INDEPENDENT TRUSTEES OF THE TRUST

        1. Prohibited Purchases and Sales. No Independent Trustee of the Trust shall purchase or sell, directly or indirectly, any Security in which such Independent Trustee has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to such Independent Trustee's actual knowledge at the time of such purchase or sale:

               (a)    is being considered for purchase or sale by a Fund; or

               (b)    is being purchased or sold by a Fund.

        2. Exempted Transactions. The prohibitions of Section IV.1 of this Code shall not apply to:

               (a) purchases or sales effected in any account over which the Independent Trustee has no direct or indirect influence or control;

               (b) purchases or sales which are non-volitional on the part of the Independent Trustee;

               (c) purchases or sales which are part of an automatic dividend reinvestment plan;

               (d) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

               (e) sales of securities held in a margin account to the extent necessary in order to meet margin requirements;

               (f) purchases or sales other than those exempted in (a) through (e) above, (i) which will not cause the Independent Trustee to gain improperly a personal profit as a result of such Independent Trustee's relationship with the Trust, or (ii) which are only remotely potentially harmful to a Fund because the proposed transaction would be unlikely to affect a highly institutional market, or (iii) which, because of the circumstances of the proposed transaction, are not related economically to the Securities purchased or sold or to be purchased or sold by a Fund, and in each case which are previously approved by the Compliance Officer of the Trust, which approval shall be confirmed in writing.

        3.     Reporting.

               (a)    Whether or not one of the exemptions listed in Section
               IV.2 hereof applies, each Independent Trustee of the Trust shall file with the Compliance Officer of the Trust a dated written report containing the information described in Section IV.3(b) of this Code with respect to each transaction in any Security in which such Independent Trustee has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, if such Independent Trustee, at the time the transaction was entered into, actually knew, or in the ordinary course of fulfilling official duties as a trustee of the Trust should have known, that during the 15-day period immediately preceding or after the date of that transaction:

                      (i) such Security was or is to be purchased or sold by a Fund, or

                      (ii) such Security was or is being considered for purchase or sale by a Fund;

               provided, however, that such Independent Trustee shall not be required to make a report with respect to any transaction effected for any account over which such Independent Trustee does not have any direct or indirect influence or control. Each such report shall be deemed to be filed with the Trust for purposes of this Code, and may contain a statement that the report shall not be construed as an admission by the Independent Trustee that such Independent Trustee has any direct or indirect Beneficial Ownership in the Security to which the report relates.

               (b) Such report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                      (i) the date of the transaction, the title of and the number of shares, and the principal amount of each Security involved;

                      (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                      (iii)  the price at which the transaction was effected;
                      and

                      (iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

Any report concerning a purchase or sale prohibited under Section IV.1 hereof with respect to which the Independent Trustee relies upon one of the exemptions provided in Section IV.2 shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.

        4. Review. The Compliance Officer of the Trust shall review or supervise the review of the personal securities transactions reported pursuant to Section IV.3. As part of that review, each such reported securities transaction shall be compared against completed and contemplated portfolio transactions of the Trust to determine whether a violation of this Code may have occurred. If the Compliance Officer of the Trust determines that a violation may have occurred, the Compliance Officer of the Trust shall submit the pertinent information regarding the transaction to the Trustees of the Trust. The Trustees shall evaluate whether a material violation of this Code has occurred, taking into account all the exemptions provided under Section
IV.2. Before making any determination that a violation has occurred, the Trustees shall give the person involved an opportunity to supply additional information regarding the transaction in question and shall consult with counsel for the Independent Trustee whose transaction is in question.

        5. Sanctions. If the Trustees of the Trust determine that a material violation of this Code has occurred, the Trustees may take such action and impose such sanctions as said Trustees deem appropriate.

V.      CODE PROVISIONS APPLICABLE ONLY TO INVESTMENT COMPANY ACCESS PERSONS

        1. Prohibited Purchases and Sales. No Investment Company Access Person shall purchase or sell, directly or indirectly, any Security in which such Investment Company Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to such Investment Company Access Person's actual knowledge as the time of such purchase or sale:

               (a)    is being considered for purchase or sale by a Fund; or

               (b)    is being purchased or sold by a Fund.

        2. Exempted Transactions. The prohibitions of Section V.1 of this Code shall not apply to:

               (a) purchases or sales effected in any account over which the Investment Company Access Person has no direct or indirect influence or control;

               (b) purchases or sales which are non-volitional on the part of the Investment Company Access Person;

               (c) purchases or sales which are part of an automatic dividend reinvestment plan;

               (d) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

               (e) sales of securities held in a margin account to the extent necessary in order to meet margin requirements;

               (f) purchases or sales other than those exempted in (a) through (e) above, (i) which will not cause the Investment Company Access Person to gain improperly a personal profit as a result of such Investment Company Access Person's relationship with the Trust, or (ii) which are only remotely potentially harmful to a Fund because the proposed transaction would be unlikely to affect a highly institutional market, or (iii) which, because of the circumstances of the proposed transaction, are not related economically to the Securities purchased or sold or to be purchased or sold by a Fund, and in each case which are previously approved by the Compliance Officer of the Trust, which approval shall be confirmed in writing.

        3.     Reporting.  Whether or not one of the exemptions listed in
Section V.2 hereof applies, each Investment Company Access Person shall file with the Compliance Officer of the Trust:

               (a) within 10 days of becoming an Investment Company Access Person, a dated initial holdings report. Such report shall contain the title of, the number of shares of, and the principal amount of each security beneficially owned by the Investment Company Access Person. Such report shall also list the name of any broker, dealer or bank with whom the Investment Company Access person maintained an account in which any securities were held for the direct or indirect benefit of the Investment Company Access Person as of the date the person became an Investment Company Access Person;

               (b) an annual holdings report which updates the information provided in the initial holdings report. Such report shall provide the information required in subparagraph (a) above, which information must be as of a date no more than 30 days prior to the date such report is submitted;

               (c) a quarterly dated transaction written report containing the information described below with respect to each transaction in any Security in which such Investment Company Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership; provided, however, that such Investment Company Access Person shall not be required to make a report with respect to any transaction effected for any account over which such Investment Company Access Person does not have any direct or indirect influence or control. Each such report shall be deemed to be filed with the Trust for purposes of this Code, and may contain a statement that the report shall not be construed as an admission by the Investment Company Access Person that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates. Such report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                      (i) the date of the transaction, the title of and the number of shares, and the principal amount of each Security involved;

                      (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                      (iii)  the price at which the transaction was effected;
                      and

                      (iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

Any report concerning a purchase or sale prohibited under Section V.1 hereof with respect to which the Investment Company Access Person relies upon one of the exemptions provided in Section V.2 shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.

        4. Review. The Compliance Officer of the Trust shall review or supervise the review of the personal securities transactions reported pursuant to Section V.3. As part of that review, each such reported securities transaction shall be compared against completed and contemplated portfolio transactions of the Trust to determine whether a violation of this Code may have occurred. If the Compliance Officer of the Trust determines that a violation may have occurred, the Compliance Officer of the Trust shall submit the pertinent information regarding the transaction to the Trustees of the Trust. The Trustees shall evaluate whether a material violation of this Code has occurred, taking into account all the exemptions provided under Section
V.2. Before making any determination that a violation has occurred, the Trustees shall give the person involved an opportunity to supply additional information regarding the transaction in question and shall consult with counsel for the Investment Company Access Person whose transaction is in question.

        5. Sanctions. If the Trustees of the Trust determine that a material violation of this Code has occurred, the Trustees may take such action and impose such sanctions as said Trustees deem appropriate.

        6. Exception to Reporting Requirements. No Investment Company Access Person shall be required to comply with the provisions of Section V.3.(c) hereof if the report required thereunder would duplicate information contained in broker trade confirmations or account statements timely received by the Designated Person of the Trust.

VI.     CODE PROVISIONS APPLICABLE ONLY TO INESTMENT PERSONNEL

        Investments in IPOs and Limited Offerings. Investment Personnel must obtain approval from the Compliance Officer of the Trust or the Adviser prior to directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. In granting such approval, the Compliance Officer shall consider, among other factors, whether the investment opportunity in question should be reserved for the Trust and whether the opportunity is being offered to an individual by virtue of his position with the Trust or the Adviser.

VII.    MISCELLANEOUS PROVISIONS

        1. Approval of Code. This Code shall be deemed to be Trust's Code of Ethics upon approval by the Trustees of the Trust, including a majority of the Independent Trustees.

        2. Amendment or Revision of the Code. Any amendment to or revision of this Code of Ethics shall be promptly furnished to the Trust's Trustees and any material amendment to or revision of this Code of Ethics must be approved by the Trustees, including a majority of the Independent Trustees, no later than six months after adoption of such amendment or revision.

        3. Amendment or Revision of Adviser's Code of Ethics. Any amendment or revision of the Adviser's Code of Ethics shall be deemed to be an amendment or revision of Section III.1 of this Code, and such amendment or revision shall be promptly furnished to the Independent Trustees of the Trust.

        4. Annual Issues and Certification Report. At periodic intervals established by the Trustees of the Trust, but no less frequently than annually, the Compliance Officer of the Trust shall provide a written report to the Trustees of the Trust regarding any issues which arose under this Code of Ethics since the last report to the Board of Trustees, including, but not limited to, information about material Code or procedure violations and sanctions imposed in response to any material violations. In addition, the Compliance Officer of the Trust will provide to the Trustees of the Trust in writing a certification that the Trust has adopted procedures reasonably necessary to prevent Investment Company Access Persons from violating this Code of Ethics.

        5. Records. The Trust shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act and shall be available for examination by representatives of the Securities and Exchange
Commission:


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               (a)    A copy of this Code and any other code that is, or at
               any time within the past five years has been, in effect shall be preserved in an easily accessible place;

               (b) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

               (c) A copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which its is made, the first two years in an easily accessible place; and

               (d) A list of persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

        6. Confidentiality. All reports of securities transactions and any other information filed with the Trust or furnished to any person pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the Securities and Exchange Commission.

        7. Interpretation of Provisions. The Trustees of the Trust may from time to time adopt such interpretation of this Code as they deem appropriate.

        8. Effect of Violation of this Code. In adopting Rule 17j-1, the Securities and Exchange Commission specifically noted in Investment Company Act Release No. 11421 that a violation of any provision of a particular code of ethics, such as this Code, would not be considered a per se unlawful act prohibited by the general anti-fraud provisions of the Rule. In adopting this Code of Ethics, it is not intended that a violation of this Code is or should be considered to be a violation of Rule 17j-1.

Adopted:  May 17, 2000

Code of Ethics
July, 2000







[SSgA LOGO]

SSgA Funds Management Inc.

                      CODE OF ETHICS - TABLE OF CONTENTS


        Statement of General Principles...................................................1
        Applicability of Code to Employees of Non-US Offices..............................1
        What is the Code of Ethics........................................................2
        Section 1 - Definitions...........................................................2
        Section 2 - Exempted Transactions.................................................6
        Section 3 - Trading Restrictions
                A.   Personal Securities Transactions "Black-out"
                     Trading Restricitions................................................6
                B.  Securities Maintained on an "Approved List"...........................8
        Section 4 - Preclearance
                A.   Preclearance of Securities Transaction..............................12
                B.   Short-term Trading..................................................12
        Section 5 - Reporting............................................................13
        Section 6 - Annual Certification.................................................16
        Section 7 - Exemptive Relief.....................................................16
        Section 8 - Violations and Sanctions.............................................16
        Section 9 - Issues Forum.........................................................17

July, 2000

                                CODE OF ETHICS
                         STATE STREET GLOBAL ADVISORS
                                    ("SSgA")

Statement of General Principles

In addition to any particular duties or restrictions set forth in the SSgA Code of Ethics (the "Code"), every employee of the Adviser must adhere to the following general principles:

I. Since our clients have entrusted us with their assets, we must, at all times, place the interests of these clients first. These clients include the mutual funds which we advise, participants in the State Street Bank and Trust Company collective investment vehicles and those clients for whom we manage discretionary accounts.

II. Transactions executed for the employee's personal account must be conducted in a manner consistent with this Code and in such a manner as to avoid any actual or perceived conflict of interest or any abuse of the employee's position of trust and responsibility.

III. Employees are encouraged to make investment decisions regarding their personal accounts with a long term view. Short-term trading is strongly discouraged.

IV.  Employees must not take inappropriate advantage of their position.

Applicability of Code to Employees of Non-US Offices

Employees of the Adviser's Non-US offices are subject to the terms of the Code. In addition, however, such employees remain subject to any local laws and regulations affecting personal investments, investments on behalf of customers and other activities governed by the Code. It is the responsibility of each employee to adhere to such regulations. In the event of any inconsistency between local law or regulation and the terms of this Code, the employee must adhere to the highest applicable standard.

July, 2000

WHAT IS THE CODE OF ETHICS?

The Code of Ethics, hereafter referred to as the "Code", is the policy statement that State Street Global Advisors has adopted which primarily governs personal securities transactions of its employees. It is designed to ensure that employees conduct their personal securities transactions in a manner which does not create an actual or potential conflict of interest to the bank's business or fiduciary responsibilities. In addition, the Code establishes standards that prohibit the trading in or recommending of securities based upon material, non-public information or the tipping of such information to others.

The SSgA Risk Management and Compliance Department oversees overall compliance with the Code. Failure to comply with the Code could result in company imposed sanctions, and possible criminal and civil liability, depending on the circumstances.

SECTION 1 - DEFINITIONS

A. "Access Person" or " Investment Personnel" as defined by Rule 17j-1 under the Investment Company Act of 1940, as amended ("the 1940 Act"), means "any Portfolio Manager, Investment Person or Reporting Associate of State Street Global Advisors or of such other divisions as determined by the Adviser from time to time, and any other employee of the Adviser designated as an Access Person by the Compliance Officer by virtue of his or her stature within the organization."

     The following Access Person levels have been established by the SSgA Boston office. The levels reflect the minimum requirements of the Code of Ethics. A listing of Access Persons is maintained by the local Compliance Officer. The local Compliance Officer, at his or her discretion, can impose higher standards in their local environment.

     1. "Portfolio Manager" (Level 1) means "the persons identified by the Adviser, as the portfolio manager or back-up portfolio manager of a Fund."

     2. "Investment Person" (Level 2) means "any employee of the Adviser who, in connection with his or her regular functions or duties,



July, 2000                         -2-
         makes, participates in, or obtains information regarding the purchase or sale of a Security by a Fund prior to or contemporaneous with such purchase or sale, or whose functions relate to the making of any recommendations with respect to such purchase or sale."


     3. "Reporting Associate" (Level 3) means "(i) any director, officer or employee of the Adviser who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Securities being made by the Adviser to any Fund, and (ii) any employee of the Adviser who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchases or sales of Securities made by a Fund or whose functions relate to the making of any recommendations with respect to the purchases or sales.

B. "Adviser" means "State Street Global Advisors" and any other investment advisory division of State Street Bank and Trust Company, "State Street Global Advisors, Inc." and any subsidiary thereof, "State Street Brokerage" and "State Street Banque, S.A." and such other entities as from time to time designated by the Compliance Officer.

C. "Approved List" means Securities followed by the Global Fundamental Research Group and tracked on the Approved List. Securities may be added, removed, or undergo periodic ratings changes.

D. "Associated Portfolio" means with respect to an Access Person any Portfolio in the fund group for which such person acts as a Portfolio Manager, Investment Person or Reporting Associate (e.g., accounts for which the Access Person is Portfolio Manager, designated Back-up Portfolio Manager).

E. "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of
     Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except


July, 2000                         -3-
     that the determination of direct or indirect Beneficial Ownership shall apply to all Securities which an Access Person has or acquires other than those Securities which are acquired through dividend reinvestment.

     Beneficial Ownership generally extends to accounts in the name of:

     -    the Access Person;

     -    the Access Person's spouse;

     -    the Access Person's minor children;

     - the Access Person's adult children living in the Access Person's home; and

     - any other relative whose investments the Access Person directs (regardless of whether he or she resides in the Access Person's home).

     Beneficial Ownership also includes accounts of another person or entity if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains therefrom benefits substantially equivalent to those of ownership. Access Persons should contact the local Compliance Officer regarding any questions they may have concerning Beneficial Ownership.

F. "Compliance Officer" shall mean the person identified by the State Street Global Advisors division of the Adviser, from time to time, as the local Compliance Officer of SSgA.

G. "Control" means the power to exercise a controlling influence over an account.

H. "de minimis transaction" is a personal trade that, when client orders are pending, meets the following conditions: i) proposed personal trade does not exceed 2% of the average 10 day trading volume in the subject security, AND ii) pending client orders do not exceed the 2% limit.

I. "Fund" or "Funds" means "any mutual fund, bank collective fund, common trust fund, separate account or other type of account advised or sub-advised by the Adviser."

J. "Fundamental Access Person" means "any Access Person (Level 1-3) who either has access to or receives updates concerning the fundamental research (as distinguished from



July, 2000                         -4-
     the quantitative management process) used in connection with the managing a Fund, and who is identified as such on a list maintained by the Compliance Department."

K. "Level 4 Person" means " any individual employed by the Adviser who is not an Access Person (Level 1-3) and who is identified as a Level 4 Person by SSgA Risk Management and Compliance."

L.   "Portfolio" means "any investment portfolio of a Fund."

M. "Purchase or Sale of a Security" includes, among other things, the writing of an option to purchase or sell a Security.

N. "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, provided that "Security" shall NOT include direct obligations of the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by an open-end investment company registered under the 1940 Act (e.g., open-end mutual funds.)

     This definition of "Security" includes, but is not limited to: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificates of interest or participation in any profit-sharing agreement, any put, call, straddle, option or privilege on any Security or on any group or index of Securities, or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency.

     Further, for the purpose of this Code, "Security" shall include any commodities contracts as defined in Section 2(a)(1)(A) of the Commodity Exchange Act. This definition includes but is not limited to futures contracts on equity indices.

     Any questions as to whether a particular investment constitutes a "Security" should be referred to the local Compliance Officer.

O. "Short-term Trading" means buying and selling or selling and buying the same security within a 60 day period.


July, 2000                         -5-

SECTION 2 - EXEMPTED TRANSACTIONS

The "Trading Restrictions" (Section 3A) and "Preclearance" requirements (Section 4) of this Code shall not apply to:

A. Purchases or sales effected in any account over which the Access Person or Level 4 Person has no direct or indirect influence or control (e.g., assignment of management discretion in writing to another party). However, if management authority is ceded to a person in the same household (spouse, dependent children or other individual living in the same household as the Access Person or the Level 4 Person), then trading restrictions and preclearance requirements still have to be met.

B. Acquisition of a Security due to dividend reinvestment or similar automatic periodic investments process or through the exercise of rights, warrants or tender offers. However, these transactions remain subject to the Code's "Reporting" requirements as set forth in Section 5.

C. Securities issued by the U.S. Government or an agency or instrumentality thereof. However, only direct obligations of the U.S. Government are exempt from the reporting requirements set forth in Section 5.

E. With respect to Access Persons employed in a non-US office, purchases or sales of Securities issued by the government of the country in which such office is located. However, these transactions remain subject to the Code's "Reporting" requirements as set forth in Section 5.

SECTION 3 - TRADING RESTRICTIONS/PROHIBITIONS

A.   PERSONAL SECURITIES TRANSACTION "BLACK-OUT" TRADING RESTRICTIONS

     1. Prohibited trading "black-out" periods. The following categories of personnel are subject to the following restrictions upon execution of personal securities transactions for his or her own personal account or on behalf of an account in which he or she has Beneficial
         Ownership:



July, 2000                        -6-

(a)  "Pending order" restriction.   Subject only to the de minimis transaction
     exceptions noted below, no Access Person (Level 1-3) may purchase or sell a Security or any equivalent Security with respect to which such Access Person knows or should have known that any Fund (i) has outstanding a purchase or sale order (the "pending order"), or (ii) is considering purchasing or selling.

     A Fund "is considering purchasing or selling" a Security when a recommendation has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such recommendation.

(b) Seven-day restriction. No Portfolio Manager may purchase or sell a Security or any equivalent security within seven (7) calendar days after the trade date of a purchase or sale of the same Security or any equivalent Security by or on behalf of any Associated Portfolio.

In the event that a transaction in a Security is effected in contravention of either of the two forgoing restrictions, the Access Person or Portfolio Manager involved shall, as soon as practicable after becoming aware of the violative nature of his or her personal transaction (irrespective of any pre-execution clearance which may have been previously granted for the transaction), promptly, (I) advise the office of the Compliance Officer of the violation, and (II) comply with whatever directions which the Compliance Officer may issue in order for the violation to be fully and adequately rectified.

2. de minimis transaction exceptions to the "pending order" restriction. An Access Person shall be excepted from the "pending order" restriction with respect to any de minimis transaction; provided, however, that the de minimis transaction exception shall not be applicable for transactions effected by Portfolio Managers that would



July, 2000                       -7-
     otherwise be restricted pursuant to subparagraph (1)(b), above. Transactions effected pursuant to the de minimis exception remain subject to the Preclearance (Section 4) and Reporting (Section 5) requirements of this Code.

B.  Securities Maintained on an "Approved List"

    Employees who have access to investment strategy information developed by the Fundamental Research Group prior to or contemporaneous with its implementation are prohibited for a period of seven (7) days from purchasing or selling a Security that is added to, removed from, or which has been subject to a rating change on the Approved List.

C.  ADDITIONAL PROHIBITED ACTIVITIES

     1. Neither an Access Person nor Level 4 Person shall, in connection with the purchase or sale (directly or indirectly) by the Adviser, of a Security held or to be acquired by a Fund:

         a. employ any device, scheme or artifice to defraud a Fund;

         b. make any material misstatement to a Fund or omit any material fact in any statement to a Fund where such omission would tend to make the statement misleading;

         c. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Fund; or

         d. engage in any manipulative practice with respect to a Fund.


July, 2000                         -8-

         The above prohibited activities shall at all times include, but shall not be limited to, the following:

               (i) purchasing or selling securities on the basis of material(1) non-public(2) information;

               (ii) purchasing or selling, knowingly, directly or indirectly, securities in such a way as to compete personally in the market with a Fund, or acting personally in such a way as to injure a Fund's transactions;

               (iii) using knowledge of securities transactions by a Fund, including securities being considered for purchase or sale, to profit personally, directly or indirectly, by the market effect of such transactions.

               (iv) engaging in short selling and options trading of State Street securities (except to the extent such options are issued by the Corporation as part of an employee's compensation.)

     2. Each of the following activities by an Access Person or Level 4 Person shall be prohibited:

           a. purchasing Securities in an initial public offering unless the transaction is approved in writing by an SSgA Compliance Officer and either:


--------
(1) Material Information: information the dissemination of which would have a substantial impact on the market price of the company's securities, or is likely to be considered important by reasonable investors in determining whether to trade in such securities. Examples of the type of information that might be "material" would include the following: earnings estimates or changes in previously released earnings estimates, merger or acquisition proposals, major litigation, significant contracts, dividend changes, extraordinary management developments.

(2) Non-public Information: information that has not been generally disclosed to the investing public. Information found in a report filed with a local regulatory agency, such as the SEC, or appearing in publications of wide circulation would be considered public.


July, 2000                        -9-

               (i) the Access Person or Level 4 Person has a right to purchase the Security due to the Access Person's or Level 4 Person's pre-existing status as a policy holder or depositor with respect to such Security or as a shareholder of a related company; or,

               (ii) the right to purchase is awarded by lottery or other non-discretionary method by the issuer.

            b. participation in a private offering (e.g., offerings of securities not registered with a local regulatory agency, such as the SEC, stocks of privately held companies, private placements and non-publicly traded limited partnerships) without prior written consent from an SSgA Compliance Officer by use of the form attached here as Appendix C;

            c. participation in a private offering and failing to disclose any subsequent conflicts of interests to the Compliance Officer. An example of this would be a portfolio manager purchasing Securities of an issuer in a private offering (with approval as detailed in 2(b) above) and then causing an Associated Portfolio to purchase Securities of the issuer without disclosing this conflict of interest.

            d. using any derivative, or using any evasive tactic, to avoid the restrictions of this Code;

            e. serving as a director of the following without prior written consent of State Street Global Advisors' Area Executive AND notice to the Compliance Officer:

            - a publicly traded company other than State Street Corporation or its subsidiaries or its affiliates; or



July, 2000                      -10-

            -  any company the Securities of which are owned by a Fund,

            f. accepting or receiving, either directly or indirectly, from any organization or employee thereof with which we conduct a business relationship (e.g., customers or vendors) a gratuity or anything of value in excess of one hundred (US $100) dollars per individual per calendar year. A gratuity includes a gift of any type.

            The purpose of this gratuity restriction is to allow only proper and customary business amenities. Amenities considered permissible include the following:

            - occasional meals, social gatherings or meetings conducted for business purposes; or

            - gifts in the nature of promotional materials, such as a pen, calendar, umbrella or the like, which are inscribed with the giver's name or a business message.

            Amenities considered NOT to be permissible include, but are not limited to, the following:

            -  transportation expenditures, such as airfare or rental car; or

            -  hotel or other lodging accommodation expenditures

July, 2000                      -11-

SECTION 4 - PRECLEARANCE

A.   PRECLEARANCE OF SECURITIES TRANSACTIONS

     Each Access Person shall preclear all transactions in Securities (other than those exempted in Section 2, above) in accordance with the Personal Transactions Preclearance Procedure via Lotus Notes.

           - Preclearance must be obtained after 10:00 a.m. EST (or at such local time as is designated by each Non-US office) of the day on which the Access Person proposes to trade.

           - Such preclearance is good until midnight of the day it is granted in the location of the primary exchange where the security is traded. It is also allowable to order a market trade electronically up to this time deadline. Any order not executed on the day of preclearance must be re-submitted for preclearance before being executed on a subsequent day (e.g., "good-'til-canceled" or "limit" orders must receive preclearance every day that the order is open).

           - The Lotus Notes preclearance process must be used in sites where available consistent with policies established from time to time by Risk Management and Compliance.

B.   SHORT-TERM TRADING

In order to monitor short-term trading activity, each Access Person is required to identify on the Quarterly Report whether he or she has traded in the proposed security within the past 60 days. Short-term trades will be monitored and reported to management to ensure that Access Persons are adhering to SSgA's long- term investment philosophy generally.

July, 2000                     -12-

SECTION 5 - REPORTING

     All Securities (defined in Section 1.N) are subject to the reporting requirements of this section. Such securities include, but are not limited to, those issued by the U.S. Government agencies, non-US government obligations, and open-end mutual funds (or their equivalent that are not registered in the U.S.


A. Initial Holdings Report. No later than 10 days after becoming an Access Person, whether through outside hiring or internal transfer, every Access Person shall report to the Compliance Officer the following information.

           1. The title, number of share and principal amount of each Security in which the Access Person had any Beneficial Ownership when the person became an Access Person;

           2. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

           3.  The date the report is submitted by the Access Person.

B. Quarterly Transaction Reports. No later than 10 days after the end of each calendar quarter, every Access Person shall report to the Compliance Officer, the following information(3):

        1. With respect to any transaction during the quarter in a Security in which the Access Person had any direct or indirect Beneficial
            Ownership:

            a. The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved:


--------------------
3 Access Persons are required to provide copies of confirmations and periodic statements to the Compliance Officer pursuant to Section 5 of this Code. Accordingly, Access Persons need only certify on their Quarterly Transaction Form that no other transactions were executed during the applicable quarter.


July, 2000                        -13-

            b. The nature of the transaction, (i.e., purchase, sale, or other type of acquisition or disposition);

            c. The price of the Security at which the transaction was effected;

            d. The name of the broker, dealer or bank with or through which transaction was effected; and

            e.  The date that the report is submitted by the Access Person.

        2. With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

            a. The name of the broker, dealer, or bank with whom the Access Person established the account;

            b.  The date the account was established; and

            c.  The date the report is submitted by the Access Person.

C. Annual Holdings Reports. Annually, every Access Person shall report the following information (which information must be current as of a date no more that 30 days before the report is submitted):

        1. The title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect Beneficial Ownership;

        2. The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person;

        3.  The date that the report is submitted by the Access Person.




July, 2000                        -14-

D. Exceptions to Reporting Requirements. An Access Person need not make a report under this Section 5 with respect to transactions effected for, and Securities held in, any account over which the person has no direct or indirect influence or control.

E. Access Persons are required to notify any brokers, dealers, investment advisers, banks and other financial institutions with whom they have their securities trading accounts to forward duplicate confirms of any and all of their trades and periodic account statements containing trading activity to the Compliance Officer and may use the form letter attached as Appendix B to notify such financial institutions.

F. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

G. Access Persons transacting in Securities, as defined in Section 1-N. of the Code, contained in self directed pension brokerage accounts, self managed brokerage accounts (SMBA) or 401(k) retirement accounts are included in any reporting or preclearance requirements.

H. Investment in the State Street Stock Fund through the State Street 401(k) plan do not require regular preclearance or reporting. Although transactions in the State Street Stock Fund do not need to be reported, as they are not defined as a Security, employees trading in the State Street Stock Fund should be aware that these transactions are subject to the insider trading restrictions contained in the Code of Ethics and State Street's Standard of Conduct.

I. Access Persons are prohibited from engaging in short selling and options trading of State Street securities (except to the extent such options are issued by the Corporation as part of an employee's compensation).

J. State Street options granted in conjunction with an employee's compensation do not need to be precleared or reported if exercised at first opportunity as dictated by Global Human Resources. Options exercised on any other date are subject to preclearance and reporting requirements.





July, 2000                          -15-

SECTION 6 - ANNUAL CERTIFICATION

All Access Persons and Level 4 Persons must certify annually that he or she has read, understands and recognizes that he or she is subject to the Code. In addition, all Access Persons must certify annually that he or she has complied with the Code and has disclosed and reported all personal securities transactions required to be disclosed or reported.

SECTION 7 - EXEMPTIVE RELIEF

An Access Person or Level 4 Person who believes that aspects of the Code impose a particular hardship or unfairness upon them with respect to a particular transaction or situation, without conferring a corresponding benefit toward the goals of the Code, may appeal to the Compliance Officer for relief from Code provision(s) relating to a particular transaction or ongoing activity or reporting requirement.

If relief is granted, the Compliance Officer may impose alternative controls or requirements. Any relief granted in this regard shall apply only to the Access Person or Level 4 Person who had sought relief and no other Access Person may rely on such individual relief unless specifically authorized by their local Compliance Officer. If circumstances warrant, the Compliance Officer may submit the anonymous request to the Code of Ethics Committee for input.

SECTION 8 - VIOLATIONS AND SANCTIONS

The Adviser will monitor compliance with the Code of Ethics and take such action as it deems appropriate designed to reasonably ensure compliance. The Adviser may establish a Code of Ethics Committee to review and develop procedures for giving effect to this Code. The Code of Ethics Committee reviews the facts and circumstances surrounding potential violations and may recommend that the Adviser impose a sanction as identified below.

Upon discovering a violation of this Code, its policies or procedures, the Adviser may impose such sanctions as it deems appropriate, including, among other things, the following:



-  a letter of censure to the violator;

-  a monetary fine levied on the violator;





July, 2000                         -16-

-  suspension of the employment of the violator;

-  termination of the employment of the violator;

- civil referral to the SEC or other civil regulatory authorities determined by the Adviser or other appropriate entity; or

-  criminal referral -- determined by the Adviser or other appropriate entity.

If the Adviser reasonably determines that the actions of an Access Person creates the appearance of impropriety, it may take such action as it deems necessary, including but not limited to, unwinding a trade and/or disgorgement of profits.

The Access Person or Level 4 Person is given an opportunity to appeal a Committee decision if he/she believes there are extenuating facts and circumstances of which the Committee and Compliance were unaware.



SECTION 9 - ISSUES FORUM

If you have a concern or question, you can voice this concern, i.e., issue or personal complaint on an anonymous basis by submitting it in writing to:

State Street Global Advisors
Attention:  Compliance Officer
P.O. Box 9185
Boston, MA  02209


July, 2000                           -17-